NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 Media Relations: 202-872-2680 www.pepcoholdings.com NYSE: POM

For Immediate Release April 25, 2003	Media Contact: Robert Dobkin (202) 872-2680 Investor Relations: Ernie Bourscheid (202) 872-2797
Pepco Holdings Reports First Quarter Results Conference Call Scheduled

          Pepco Holdings, Inc. (PHI) (NYSE: POM) announced a first-quarter 2003 consolidated loss of $24.9 million, or 15 cents per share, on operating revenue of $1.9 billion. These results include the net unfavorable impact of $31.1 million, or 19 cents per share, due to Conectiv Energy's cancellation of a contract with General Electric for the delivery of four combustion turbines (CTs) and $27 million, or 16 cents per share, in net trading losses prior to the cessation of proprietary trading. Conectiv Energy cancelled the CT order due to uncertainty in the energy markets and current high level of capacity reserves within PJM. PHI previously announced that it was halting proprietary trading after experiencing a net $20 million loss in February due to unprecedented volatility in natural gas prices. In 2002, Potomac Electric Power Company (Pepco) reported first-quarter consolidated earnings of $23.3 million, or 22 cents per share, on operating revenue of $499.2 million.

          PHI was formed to effect Pepco's acquisition of Conectiv, which occurred on Aug. 1, 2002. The 2003 quarterly financial results include PHI and its subsidiaries operating results for the full three months. The 2002 quarter includes only the results of Pepco and its pre

CONFERENCE CALL FOR INVESTORS

          PHI will host a conference call to discuss first-quarter results later today at 3 p.m. EDT. Individual investors, members of the news media and other interested parties may access the conference call "live" on the Internet at http://www.pepcoholdings.com/investors or by telephone at (212) 271-4505. A taped on-demand replay of the conference call will also be available for seven days following the call. To hear the replay, call (800) 633-8284 or (402) 977-9140 and enter access code 21141584. An audio archive also will be available on the PHI Web site.

Pepco Holdings, Inc. is a diversified energy company with headquarters in Washington, D.C. Its principal operations consist of Pepco and Conectiv Power Delivery, which deliver 50,000 gigawatt-hours of power to more than 1.8 million customers in Washington, Delaware, Maryland, New Jersey and Virginia. PHI engages in regulated utility operations by delivering electricity and natural gas, and provides competitive energy and energy products and services to residential and commercial customers.

__________________________

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute "forward-looking statements" within the meaning of federal securities law. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of PHI.

SELECTED FINANCIAL INFORMATION
UNAUDITED CONDENSED STATEMENT OF EARNINGS
	Three Months Ended March 31, 2003 (a) (In Millions, except per share data)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv Energy	Pepco Energy Services	Total	(b) Other Non- Regulated	(c) Corporate & Other	PHI Consolidated
Operating Revenue	$333.4	$642.3	$975.7	$831.3	$316.0	$1,147.3	$33.0	$(227.3)	$1,928.7
Operating Expense	278.3	569.4	847.7	983.3 (d)	323.1	1,306.4	10.6	(275.1)	1,889.6
Operating Income (Loss)	55.1	72.9	128.0	(152.0)	(7.1)	(159.1)	22.4	47.8	39.1
Net Income (Loss)	$20.1	$30.6	$50.7	$(92.3) (d)	$(4.5)	$(96.8)	$8.5	$12.7	$ (24.9)

Earnings (Loss) Per Share - GAAP (e)	$.12	$.18	$.30	$(.54)	$(.03)	$(.57)	$.05	$.07	$(.15)
Supplemental Disclosure and Reconciliation (f)
Earnings (Loss) Per Share -GAAP (e)	$.12	$.18	$.30	$(.54)	$(.03)	$(.57)	$.05	$.07	$(.15)
Add (Subtract):
Unfavorable Impact of CT Cancellation	-	-	-	.38 (g)	-	.38	-	(.19) (g)	.19 (g)
Trading Losses, Net	-	-	-	.16 (h)	-	.16	-	-	.16
Earnings (Loss) per Share, Excluding Impact of CT Cancellation and Trading Losses	$.12	$.18	$.30	-	$(.03)	$(.03)	$.05	$(.12)	$.20

(a)

The amounts above represent the operating results of PHI and its subsidiaries for the full three month period ended March 31, 2003. These amounts are not comparable with the three months ended March 31, 2002 results presented on page 5, which includes only the results of Pepco and its pre-merger subsidiaries as previously reported by Pepco.

(b)

"Other Non-Regulated" primarily consists of Potomac Capital Investment Corporation (PCI) and Pepco Communications, Inc. (Pepcom). Pepcom manages a 50 percent interest in Starpower Communications, LLC, a joint venture with RCN Corporation.

(c)

"Corporate & Other" primarily includes the elimination of all intercompany operating revenues and expenses. In addition, operating expense includes the reversal of a purchase accounting adjustment related to the cancellation of the Conectiv Energy CTs of $57.9 million ($34.6 million after tax), as well as unallocated PHI (parent company) capital costs, such as acquisition financing costs as well as depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002.

(d)	Operating expense includes $110.7 million related to the cancellation of the CT contract. Net loss reflects the after-tax impact of the cancellation of $65.7 million.
(e)	Represents Basic and Diluted earnings per share. Additionally, weighted average shares outstanding were 170,028,000 at March 31, 2003.
(f)

The Company is providing supplemental disclosures that are non-GAAP financial measures. These non-GAAP financial measures differ from reported GAAP because they exclude the loss on the cancellation of the CT contract and the Conectiv Energy net trading loss. We believe that these additional non-GAAP financial disclosures provide useful financial information to investors, that in conjunction with reported GAAP earnings will assist investors in assessing the operating performance of Conectiv Energy and PHI. However, investors should note that the selection these non-GAAP measures is a matter of management judgment.

(g)

Conectiv Energy's results include a charge of $110.7 million ($65.7 million after-tax) related to the CT cancellation. As stated above in (e), the Company had 170 million weighted average shares outstanding at March 31, 2003, which resulted in an unfavorable earnings per share impact of 38 cents (with 1-cent rounding). This unfavorable impact at Conectiv Energy is partially offset by $57.9 million ($34.6 million after-tax) in Corporate & Other resulting from the reversal of a purchase accounting fair value adjustment made on the date of the merger. This reversal resulted in a favorable impact of 19 cents per share (with 1-cent rounding). Overall the net impact of these two transactions is $52.8 million ($31.1 million after-tax) or a 19 cents per share (with 1-cent rounding) unfavorable impact on consolidated earnings.

(h)	This amount represents the $27 million after-tax, or 16 cents per share, unfavorable impact resulting from net trading losses prior to the cessation of proprietary trading.

SELECTED FINANCIAL INFORMATION - CONTINUED
UNAUDITED CONDENSED STATEMENT OF EARNINGS
	Three Months Ended March 31, 2002 (a) (In Millions, except per share data)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv Energy	Pepco Energy Services	Total	Other Non- Regulated	(b) Corporate & Other	PHI Consolidated
Operating Revenue	$316.1	-	$316.1	-	$157.1	$157.1	$28.6	$(2.6)	$499.2
Operating Expense	266.6	-	266.6	-	160.6	160.6	11.7	(2.6)	436.3
Operating Income (Loss)	49.5	-	49.5	-	(3.5)	(3.5)	16.9	-	62.9
Net Income (Loss)	$16.8	-	$16.8	-	$ (2.1)	$(2.1)	$8.6	-	$23.3
Earnings (Loss) per Share - GAAP (c)	$.16	-	$.16	-	$(.02)	$(.02)	$.08	-	$.22

(a)

The amounts above reflect only the operations of Pepco and its pre-merger subsidiaries, as previously reported by Pepco. These amounts are not comparable with the three months ended March 31, 2003 results presented on page 3, which include PHI and its subsidiaries results for the entire first quarter of 2003.

(b)	"Corporate & Other" represents the elimination of intercompany rent paid by Pepco to PCI for Pepco's lease of office space in an office building owned by PCI.
(c)	Represents Basic and Diluted earnings per share. Additionally, weighted average shares outstanding were 107,137,000.

CONSOLIDATED QUARTERLY RESULTS

          PHI today reported a consolidated loss for the three months ended March 31, 2003, of $24.9 million, or 15 cents per share. Consolidated earnings per share include the net unfavorable impact of $31.1 million, or 19 cents per share, resulting from the cancellation of the Conectiv Energy CT contract and $27 million, or 16 cents per share, in net trading losses prior to proprietary trading being halted. Conectiv Energy cancelled the CT order due to uncertainty in the energy markets and current high level of capacity reserves within PJM. PHI previously announced that it was halting proprietary trading after experiencing a net $20 million loss in February due to unprecedented volatility in natural gas prices.

          Comparisons to the corresponding quarter in 2002 are not meaningful since under purchase accounting rules, Conectiv's operating results are not included in this period. Pepco and its pre-merger subsidiaries reported consolidated earnings of $23.3 million, or 22 cents per share, for the first quarter of 2002.

          Earnings per share for the first quarter of 2003 were impacted by the increase in the average number of PHI common shares outstanding (170,028,000 shares in 2003 compared to 107,137,000 shares in 2002) as a result of shares issued to acquire Conectiv.

Power Delivery Results

          The power delivery segments of PHI earned $50.7 million for the first quarter of 2003. These results include $20.1 million of earnings for Pepco and $30.6 million of earnings for Conectiv Power Delivery. Pepco's earnings of $20.1 million reflect an increase of $3.3 million over the same period last year primarily due to colder than normal weather conditions. Specific factors contributing to Pepco's results included:

•	Delivery revenue was $15.9 million higher and Standard Offer Service (SOS) revenue was higher by $6.6 million.
•	Delivered kilowatt-hours increased by approximately 11.6 percent resulting primarily from a 31.7 percent increase in heating degree days.
•

Results were negatively impacted by an increase of $11.7 million in operating expenses, including $2 million in SOS costs associated with higher sales, and $6.6 million higher other O&M expenses, primarily due to higher benefits costs of $3 million and $3.7 million for increased software amortization.

Comparative results for Conectiv Power Delivery for the same period last year are not included herein as, pursuant to purchase accounting rules, the periods are not comparable.
Competitive Energy Results

          The competitive energy segments lost $96.8 million in the first quarter of 2003. These results include a loss of $92.3 million for Conectiv Energy and a loss of $4.5 million for Pepco Energy Services. For the comparable period in 2002 Pepco Energy Services had a net loss of $2.1 million.

          Excluding the first-quarter after-tax cost of $65.7 million for Conectiv Energy due to the cancellation of gas turbine equipment on order, Conectiv Energy had a loss of $26.6 million. This loss primarily resulted from net trading losses prior to the cessation of proprietary trading. This includes the previously disclosed February net after-tax trading loss of $20 million. The cost of cancellation of all General Electric turbines on order, includes all associated site development and engineering costs as well as cancellation of ancillary equipment orders. As a result of the cancellation, General Electric is required to refund over $50 million in cash associated with pre-payments on the turbine orders. Conectiv Energy's unfavorable impact of $65.7 million does not include the offsetting favorable $34.6 million purchase accounting adjustment that was recorded at the PHI parent company level.

          As previously announced, PHI discontinued proprietary trading, and with the cancellation of its outstanding combustion turbine order, PHI has proactively dealt with risks that it otherwise would have in the merchant energy sector. "These steps will allow Conectiv Energy to focus solely on optimizing the current fleet of assets, improve cash flow, and provide more stability as the business moves forward. In addition, steps are underway to reduce annual operating and maintenance expenses by a targeted 20 percent at Conectiv Energy," said Andrew Williams, Senior Vice President and Chief Financial Officer of PHI. "We expect Conectiv Energy to be a positive contributor to PHI going forward," he added.

          The $2.4 million increase in Pepco Energy Services' first-quarter loss results primarily from higher wholesale gas commodity prices due to the abnormally cold late winter weather. The near doubling of revenues in the first quarter of 2003 over the same quarter last year reflects the continued strong growth in the volume of sales.

Other Non-Regulated Results
The other non-regulated segment earned $8.5 million for the first quarter 2003 compared with earnings of $8.6 million during the corresponding period in 2002.

OTHER INFORMATION
Consolidated Condensed Balance Sheets (Unaudited at March 31, 2003)
	March 31, 2003	December 31, 2002
	(In Millions)
ASSETS
Total Current Assets	$1,907.3	$ 1,701.9
Total Investments and Other Assets	4,367.1	4,361.8
Net Property, Plant and Equipment	6,761.0	6,798.0
Total Assets	$13,035.4	$12,861.7
LIABILITIES AND SHAREHOLDERS' EQUITY
Total Current Liabilities	$ 2,736.3	$ 2,596.6
Total Deferred Credits	2,028.7	2,036.2
Long-Term Debt	4,879.0	4,712.8
Capital Lease Obligations	118.6	119.6
Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust which holds Solely Parent Junior Subordinated Debentures	220.0	290.0
Total Preferred Stock	110.7	110.7
Total Shareholders' Equity	2,942.1	2,995.8
Total Liabilities and Shareholders' Equity	$13,035.4	$12,861.7
Capitalization

          Under an SEC Financing Order dated July 31, 2002, PHI must maintain a ratio of common stock equity to total capitalization (consisting of common stock, preferred stock, if any, long-term debt and short-term debt) of at least 30 percent. PHI's ratio was 30.8 percent and 31.6 percent at March 31, 2003 and December 31, 2002, respectively. The information required to make these calculations is provided below:

	March 31, 2003	December 31, 2002
	(In Millions)
Short-term Debt (a)	$ 828.3	$ 812.7
Long-term Debt (b)	5,464.1	5,277.5
Redeemable Preferred Securities (c)	220.0	290.0
Preferred Stock	110.7	110.7
Shareholders' Equity	2,942.1	2,995.8
Total Capitalization and Short-term Debt	$9,565.2	$9,486.7
(a)	Excludes current maturities of long-term debt, capital lease obligations due within one year, and Conectiv's Variable Rate Demand Bonds.
(b)	Excludes capital lease obligations. Includes current maturities of long-term debt and Conectiv's Variable Rate Demand Bonds.
(c)	Company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures.

Power Delivery Sales Analysis
	Three Months Ended March 31,
	2003			2002
	(Dollars in Millions)
	Pepco	Conectiv Power Delivery	Total	Pepco	Conectiv Power Delivery (a)	Total
Operating Revenue
Electric Revenue	$327.9	$560.6	$888.5	$305.4	$456.9	$762.3
Gas Revenue	-	77.2	77.2	-	72.2	72.2
Other	5.5	4.5	10.0	10.7	3.9	14.6
Total	$333.4	$642.3	$975.7	$316.1	$533.0	$849.1

Electric Gigawatt Hours - Delivered	6,593	6,008	12,601	5,906	5,399	11,305
Electric Gigawatt Hours - SOS	4,132	5,753	9,885	3,935	4,981	8,916
Gas Sales - DTH	-	8,367	8,367	-	6,408	6,408
Weather Data - Three Months Ended March 31,

	Pepco		Conectiv Power Delivery
	2003	2002	2003	2002
Heating Degree Days (20-year average experience - 2,144 - Pepco) (15-year average experience - 2,325 - CPD)	2,463	1,870	2,712	2,152
Percent Change	32%		26%
Share Information

Stock Market Information for the Quarter Ended March 31,	2003	2002
High	$20.56	$23.69
Low	$16.73	$21.70
Close	$17.40	$23.35
Shares Outstanding - End of Period (Rounded)	170,440,000	107,126,000
Weighted Average Shares Outstanding (Rounded)	170,028,000	107,137,000
Book Value per Share - End of Period	$17.26	$17.00

(a)	The 2002 Conectiv Power Delivery amounts are not included in PHI's operating results due to purchase accounting rules. The amounts are presented herein for comparative purposes only.
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